Exhibit 99.8

July 29, 2020

resTORbio, Inc.

500 Boylston Street, 13th Floor

Boston, MA 02116

Consent to Reference in Registration Statement

resTORbio, Inc. (the “Company”) has filed a Registration Statement on Form S-4, as amended, with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), as of the date hereof. In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such Registration Statement as a person who is anticipated to become a director of the combined company, Adicet Bio, Inc., upon completion of the merger and the other transactions described in the proxy statement/prospectus/information statement.

Sincerely,

/s/ Carl Gordon
Carl Gordon